Exhibit 10.15

As of July 31, 2023

Mr. Jeffrey Hirsch

Via Email Delivery

RE: Amendment of Employment Agreement

Dear Mr. Hirsch:

Reference is hereby made to that certain employment agreement between Lions Gate Entertainment Corp. (the “Company” or “Lions Gate”) and Jeffrey Hirsch (“Employee”) dated as of August 1, 2019 (the “Prior Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein have the meaning ascribed to such term in the Agreement. For good and valuable consideration, the Company and Employee agree to amend certain provisions of the Agreement as follows:

•	Section 1(a) of the Agreement is hereby amended, effective as of July 31, 2023, to read in its entirety as follows:

“(a) The term of Employee’s employment began on August 1, 2019 and will end on July 31, 2024, subject to earlier termination as provided for in Section 8 below (the “Term”). The Company and Employee agree that the terms of this Amendment shall amend the terms of the Prior Agreement (the “Prior Agreement,” as amended by this Amendment, the “Agreement”). During the Term of this Agreement, Employee will serve as the Chief Executive Officer and President of Starz LLC, a wholly owned subsidiary of the Company (“Starz”), reporting to the Company’s Chief Executive Officer (the “CEO”), currently Jon Feltheimer, or the Company’s designee serving in the role of the Company’s most senior executive. During the Term, in the event of a spin-off or reverse spin-off involving the Company (such spin-off transaction is referred to herein as the “Spin-Off”), that results in two separate publicly-traded companies with separate management teams and separate boards of directors for each of the “Starz Business” (meaning, the Company’s Media Networks segment) and the “Studio Business” (meaning, the Company’s Motion Picture and Television Production segments), Employee shall continue to serve as the Chief Executive Officer and President of the ultimate, publicly-traded parent of the Starz Business (hereafter referred to as “New Starz”), and shall have such other duties with New Starz and its subsidiaries and affiliates consistent with Employee’s position as the board of directors of New Starz (hereafter referred to as the “New Starz Board”) shall reasonably assign Employee from time to time. In the event of a Spin-Off, Employee shall report to the New Starz Board and, if required by the New Starz Board, the then-designated Non-Executive Chairman of the New Starz Board, if any (as applicable, the “Chair”). Employee shall render such services as are customarily rendered by person in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company and which are commensurate with his position.”

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Employee and the Company hereby agree that if the Spin-off occurs, (i) the Spin-off shall not constitute a “Change of Control” for any purpose under the Agreement, and (ii) the provisions of the Agreement that refer to a “Change in Management” shall no longer apply after the Spin-off and from and after the Spin-off shall be deemed deleted from the Agreement.

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Section 5(d) of the Agreement is hereby amended, effective as of July 31, 2023, to provide that an additional Annual Equity Award (for the avoidance of doubt with a value of Four Million and 00/100 Dollars ($4,000,000.00)) will, subject to CCLG approval, be granted at the first CCLG meeting to be held following July 1, 2024, but in all events prior to July 31, 2024. The 2024 Annual Equity Award shall, unlike prior Annual Equity Awards awarded pursuant to this Agreement, be allocated as follows:

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Annual Time-Based RSU Award. An award of time-based RSUs with respect to the Class B Shares, such award to have a value as determined under Section 5(e) equal to One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,333,333.33) (the “Annual Time-Based RSU Award”);

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Annual Time-Based Option Award. A non-qualified stock option to purchase Lions Gate’s Class B Shares, such option to have a value as determined under Section 5(e), equal to One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,333,333.33) (the “Annual Time-Based Option Award”); and an,

•

Annual Performance-Based RSU Award. An additional award of performance-based RSUs with respect to the Class B Shares, such award to have a value as determined under Section 5(e) equal to One Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 33/100 Dollars ($1,333,333.33) (the “Annual Performance-Based RSU Award”)

The 2024 Annual Equity Award shall be treated consistent with prior Annual Equity Awards awarded pursuant to Section 5 of the Agreement (i.e. determination, vesting, acceleration, etc.). For the sake of clarity, the Annual Time-Based Option Award shall be treated consistent with prior Annual Time-Based SAR Awards granted pursuant to this Agreement.

•	Section 5(i)(iv) of the Agreement is hereby amended and restated, effective as of July 31, 2023, to read in its entirety as follows:

“In the event that Employee’s services pursuant to this Agreement are set to expire in due course on July 31, 2024, and before the conclusion of the Term the Company does not offer Employee either: (x) a renewal or extension of this Agreement; or, (y) a renewal or extension of this Agreement with substantially similar terms as this Agreement, Employee’s services to the Company shall terminate on July 31, 2024 (unless Employee chooses to accept Company’s offer, even if it does not provide substantially similar terms) and the portions of the Annual Equity Awards, that have been granted prior to Employee’s termination date, that are then outstanding and not yet vested, and are scheduled to vest within the period of twelve (12) months following the date of such termination of Employee’s employment, shall immediately accelerate and become fully vested (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v)), provided, however, that any such portion shall vest only to the extent it is granted and not yet vested on Employee’s termination date (and any portion of each such award that is not vested after giving effect to such acceleration provision shall terminate on Employee’s termination date).”

•	Section 8(a)(vi) of the Agreement is hereby amended and restated, effective as of July 31, 2023, to read in its entirety as follows:

“The foregoing notwithstanding, if: Employee’s employment with the Company is terminated by the Company without cause (as defined in Section 8(a)(v)) or for “Good Reason” (as defined below) on or within twelve (12) months following a Change of Control (as defined in Section 5), then in lieu of the severance provided in Section 8(a)(v) above, Employee shall be entitled to receive: a severance payment equal to the greater of: (A) 100% of the aggregate amount of the Base Salary that Employee would have been entitled to receive pursuant to Section 2(a) hereof for the period commencing on the date of such termination and ending on the last day of the scheduled Term then in effect had Employee continued to be employed with the Company through the last day of the scheduled Term; or, (B) eighteen (18) months’ Base Salary at the rate then in effect. Subject to such release requirement set forth above, such payment shall be made in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s provision of the payment and benefits referred to in this Section 8(a)(vi), in addition to the Company’s payment of the amounts described in Section 5, Section 8(a)(vii) and the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all further payments owed to Employee.

For purposes of this Agreement, “Good Reason” shall mean any (without Employee’s consent): (x) material diminution by the Company in Employee’s duties, responsibilities and authority as measured against Employee’s responsibilities prior to the Change of Control, or any change in the positions to which Employee reports which results in Employee reporting to individuals with a materially lower level of authority than the individuals to whom Employee reports as of the date hereof (excluding any change in duties, responsibilities, authority and reporting as may take place and is so permitted pursuant to Section

1(a) of the Agreement); (y) a requirement that Employee be based in a location that is located twenty-five (25) miles or more outside of the greater Los Angeles, California area (other than a relocation contemplated by Section 1(c) above); or, (z) a material breach of the Agreement by the Company; provided, however, that any such condition shall not constitute “Good Reason” unless both: (x) Employee provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition; and, (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Employee’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” ”

•	Section 8(a)(viii) of the Agreement is hereby amended and restated, effective as of July 31, 2023, to read in its entirety as follows:

“In the event that Employee’s services pursuant to this Agreement are set to expire in due course on July 31, 2024, and before the conclusion of the Term, the Company does not offer Employee either: (x) a renewal or extension of this Agreement; or, (y) a renewal or extension of this Agreement with substantially similar terms as this Agreement, Employee’s services to the Company shall terminate on July 31, 2024 (unless Employee chooses to accept Company’s offer, even if it does not provide substantially similar terms) and Employee shall be entitled to receive a severance payment equal to twelve (12) months’ Base Salary at the rate then in effect, subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days (or forty-five (45) days, as required by law) after the date the Company provides such release (and Employee’s not revoking such release within any revocation period provided under applicable law). Such payment shall be made in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section l.409A-l(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s provision of the payment referred to in this Section 8(a)(viii), in addition to: (x) Employee’s continued eligibility for payment by the Company of any bonus payable pursuant to Section 2(c) or Section 2(d) on a prorated basis for the fiscal year in which such termination of employment occurs based on the amount of such fiscal year worked by Employee; (y) any amounts or benefits due to Employee under Section 5 above; and, (z) the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all further payments owed to Employee.”

•	Section 11 of the Agreement is hereby amended and restated, effective as of July 31, 2023, to read in its entirely as follows:

“Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement. Any such assignment or delegation shall be deemed void ab initio. Employee hereby acknowledges and agrees that the Company may, in its sole discretion, only assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, spin-off, split-off, consolidation, issuance of a tracking stock or other related transaction); provided that such entity assumes Company’s obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term ‘Company’ as used in this Agreement.”

The amendment to the Agreement (the “Amendment”) fulfills the Company’s notification of intent to renew obligation pursuant to Section 8(a)(viii) of the Prior Agreement.

Except as noted above, the Agreement shall remain in full force and effect without modification, including, for the avoidance of doubt, following the Spin-Off, if such Spin-Off occurs during the course of the Term. This letter constitutes the entire agreement among the parties with respect to conditional modification of the Agreement and any other matters related thereto and supersedes all prior negotiations and understandings of the parties in connection therewith.

Please acknowledge your receipt and acceptance of the above terms by signing below where indicated.

Very truly yours,

Lions Gate Entertainment, Corp.

/s/ Bruce Tobey
Bruce Tobey
Executive Vice President and General Counsel

ACKNOWLEDGEMENT OF RECEIPT
This 28th day of September, 2023

/s/ Jeffrey Hirsch
JEFFREY HIRSCH